Exhibit 99.1

                       Digital Recorders, Inc. Notes 4.25
    Percent Increase in U.S. Public Transit Ridership in First Quarter 2006

    DALLAS--(BUSINESS WIRE)--Aug. 3, 2006--Digital Recorders, Inc.
(DRI) (Nasdaq:TBUS), a digital communications technology leader in the transportation, law enforcement, and security industries, noted today that, according to a recent report from the American Public Transportation Association (APTA), U.S. public transportation ridership grew by 4.25 percent in first quarter 2006 compared to the same period last year.
    According to the APTA ridership report, nearly 2.5 billion trips were taken using public transportation in first quarter 2006, and all modes of public transportation showed ridership increases.
    "Over the last 10 years, U.S. transit ridership has increased an average of approximately 2.2 percent annually. So, this 4.25 percent increase in one quarter is most noteworthy. According to APTA, high gas prices are driving more Americans to make their daily commutes using public transportation. With increased transit ridership potentially comes an increased demand for all modes of public transportation and related equipment in DRI's domestic market. Continued increases in U.S. transit ridership could help DRI to achieve further growth," David L. Turney, the Company's Chairman, President, and Chief Executive Officer, said.

    APTA RIDERSHIP REPORT FOR FIRST QUARTER 2006

    According to the APTA ridership report, light rail (modern streetcars, trolleys and heritage trolleys) had an 11.2 percent increase in first quarter 2006 -- the highest percentage of increase among all modes. Bus ridership increased by 4.5 percent during the same period, which was the second highest percentage of increase among all modes. For more information about the first quarter 2006 APTA ridership report, go to www.apta.com.

    ABOUT APTA

    APTA is a non-profit international association of 1,600 member organizations, including public transportation systems; planning, design, construction and finance firms; product and service providers; academic institutions; and state associations and departments of transportation. APTA members serve the public interest by providing safe, efficient and economical public transportation services and products. APTA members serve more than 90 percent of persons using public transportation in the United States and Canada.

    ABOUT THE COMPANY

    Digital Recorders, Inc. is a digital communications technology leader in the transportation, law enforcement, and security industries. Using proprietary hardware and software applications, our products improve the flow and mobility of people through transportation infrastructure, improve energy efficiency, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transportation communications products -- TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems -- enhance public transportation and mitigate security threats worldwide. By assisting transit vehicle operators in their quest to increase ridership, our products help reduce dependence on fuel. Our DAC(R) electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and noise cancellation equipment, help law-enforcement agencies around the globe arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning APTA and its ridership report's results, the anticipated need for the Company's products and services, our assessment of current transit industry trends and indicators, as well as any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties regarding the assumptions behind the APTA ridership report's results, the anticipated need for the Company's products and services, our assessment of current transit industry trends and indicators, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed April 17, 2006, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.



    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             Digital Recorders, Inc.
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com